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                                                                   EXHIBIT 10.15


                                 PHAMIS, INCORPORATED

                                 INTERNAL MEMORANDUM


TO:       Thomas M. Watson

FROM:     Frank T. Sample

DATE:     January 25, 1996

RE:       Memo of Understanding
          1996 Incentive Award


Your 1996 Target Compensation is established at $205,000. This is comprised of $120,000 in annual base salary and a target incentive bonus of $85,000 for attaining 100% of your revenue and business objectives. These will include:

1.   Net Income - TARGET:  $5.5 million
     You will receive $18,000 for attaining 100% of your assigned net income goal of $5.5 million. For quarter achievement up to 100% of the goal, you will receive an equivalent percentage payout.

          Example: If by March end you are 60% of your total year-to-date net -------- income goal, you would have earned ($1,500 x 3 x .60)

2.   New Account Bookings - TARGET:  $54 million of system and license bookings
     --------------------
     You will receive a bonus of one tenth of one percent (.1%) of the contract system and license booking value for each new name customer signed between January 1 and December 31, 1996 with projected gross margins in excess of $2 million and gross earnings per hour in excess of $200.00. (The earnings per hour requirement may be waived on exception only with the approval of the President/CEO).

     If you achieve greater than nine new name customer accounts and exceed $54 million in contract system and license bookings, you will receive .15% for each account, meeting the aforementioned criteria, greater than seven.

3.   Existing Customer Bookings - TARGET:  $13 million If you achieve greater
     --------------------------
     than or equal to 100% of goal, you will receive one tenth of one percent (.1%) of the sales order value for the aggregate existing customer bookings consisting of LASTWORD software licenses, third party software royalties (from IMNET, SD&G, HcM, etc.), hardware, implementation fees, and professional services fees (training, consulting, product audits, etc.) Custom enhancements, interfaces, and
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Memo of Understanding
to Thomas M. Watson
January 25, 1996
Page 2

     conversions are excluded. This will be paid out on a quarterly basis after the goal is met.

          Example: Total aggregate bookings are $12.9 million - no payout. If -------- $13 million, then $13,000 payout, if $15 million, then
                    $15,000 payout, etc.


1.0  Terms of the Plan
     -----------------

     This plan supersedes all previous incentive compensation program agreements and contains all the terms of the plan. It will become effective January 1, 1996, and subject to PHAMIS Inc. rights as described below to prospectively amend, modify or discontinue the plan at any time during the plan year, the plan will remain in effect through December 31, 1996.

2.0  Changes to or Discontinuance of the Plan
     ----------------------------------------

     PHAMIS Inc. has developed the terms and goals of this plan based upon existing products, territorial, customer, and personnel assignments; existing business, market and economic conditions; and its forecasts of changes, if any, in those products, arrangements and conditions. In the event that material changes occur in PHAMIS Inc., its products, its territorial, customer or personnel arrangements, or business market or economic conditions, or the forecasts are inaccurate, PHAMIS Inc. reserves the right to prospectively add to, amend, modify or discontinue any of the terms or goals of the plan at any time during the plan for legitimate business reasons.

     Any addition, amendment, modification or discontinuance of the plan shall not be effective unless set forth in a written document signed by the President and Chief Executive Officer of PHAMIS Inc.

3.0  Termination of Employment
     -------------------------

     In the event that your employment with PHAMIS Inc. is voluntarily or involuntarily terminated for any reason during the term of the plan, a final accounting will be made as of the date of termination. Under no circumstances will you be paid any compensation for customer contracts which are executed after your termination. Any balance due to the employee will be paid in the next regular payroll and any balance due the Company as a result of a draw exceeding the earned incentive will be due and
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Memo of Understanding
to Thomas M. Watson
January 25, 1996
Page 3

     collectable by PHAMIS Inc. at the time of termination or as an offset against final payroll accounting. The employee will be paid any incentive compensation earned as of the date of termination. The balance due will be forwarded to the employee in the normal accounting month; balances owed PHAMIS Inc. for unearned incentive payouts and draw reconciliation will be due and collectable by PHAMIS Inc. at the same time.

This notification supersedes any previously communicated incentive plan for 1996.


APPROVAL:



-----------------------------------------
Thomas M. Watson
Vice President, Sales
PHAMIS Inc.



----------------------------------------
Frank T. Sample
President and CEO
PHAMIS Inc.



----------------------------------------
Kathy Dellplain
Sr. Director, Human Resources
PHAMIS Inc.
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Memo of Understanding
to Thomas M. Watson
January 25, 1996
Page 4

                                 ATTACHMENT I

                             VICE PRESIDENT, SALES



          A.   REVENUE GOALS

               1.    TOTAL REVENUE         $44 million (including Mayo)


          B.   BOOKINGS GOALS

               1.    New-Name Customers    $42 million

               2.    Existing Customers    $6 million (excluding Mayo)

               3.    TOTAL BOOKINGS        $48 million (excluding Mayo)